EXHIBIT 5.1




                   [ LETTERHEAD OF GERRISH & McCREARY, P.C. ]
                                Washington Square
                       222 Second Avenue North - Suite 424
                               Nashville, TN 37201
                            Telephone: (615) 251-0900
                           Telecopier: (615) 251-0975


                                 April 13, 1999




Anchor Financial Corporation
2002 Oak Street
Myrtle Beach, SC 29577

Re:      Legality of Securities to be Issued

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration by Anchor Financial Corporation (the "Company") under the Securities Act of 1933, as amended (the "Act"), of up to 524,198 shares of the Company's Common Stock, no par value (the "Shares"), to be issued by the Company pursuant to the exercise of options or awards under Anchor Financial Corporation, the Anchor Bank and the Anchor Bank of North Carolina Incentive Stock Option Plan of 1996 as Amended; Anchor Financial Corporation, The Anchor Bank and the Anchor Bank of North Carolina Incentive Stock Option Plan of 1994 As Amended; ComSouth Bankshares, Inc. 1995 Nonqualified Stock Option Plan; ComSouth Bankshares, Inc. Nonqualified Stock Option Plan; and M&M Financial Corporation and First National South Incentive Stock Option Plan of 1997. The shares will be sold in the manner set forth in the Registration Statement on Form S-8 ("Registration Statement") that is being filed under the Act with respect to the offering of the Shares.

In connection with the offering of the shares, we have examined (1) the Company's Restated Articles of Incorporation and amendments filed thereto, (2) the Registration Statement, (3) the Plans, and (4) such other documents as we have deemed necessary to form the opinion expressed below. As to various questions of fact independent established, we have relied upon statements of officers of the Company.

Based on this examination, we advise you that, in our opinion, the shares to be issued upon exercise of Options have been duly authorized and, when issued by the Company in the manner

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described in the Registration Statement and the Plans, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of South Carolina and we express no pinion as to the effect of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the prospectus delivered pursuant to Form S-8 to this firm under the caption "Legal Matters" as having passed upon the validity of the shares. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

Very truly yours,

GERRISH & MCCREARY, P.C.


/s/      Gerrish & McCreary, P.C.

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